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                                                                      EXHIBIT 99

[R.P. Scherer Corporation News Release Letterhead]


For Immediate Release

                   R. P. SCHERER ANNOUNCES MANAGEMENT CHANGE

TROY, MI, December 18, 1995 ..... R.P. Scherer Corporation announced today that
John (Jack) P. Cashman has informed the Company of his intention to step down from the position of Chairman and Co-Chief Executive Officer effective March 31, 1996, at the end of the Company's current fiscal year. Mr. Cashman will continue on R.P. Scherer Corporation's Board of Directors until re-election of the directors by the shareholders at the annual meeting in September, 1996.
Mr. Cashman is expected to continue in a consulting role with respect to certain business matters that may arise after March 31, 1996.

Mr. Cashman, who recently turned 55, stated, "Alex Erdeljan and I led the buy-out of R.P. Scherer in 1989 and the subsequent successful public offering in 1991. I've been a part of Scherer's very successful growth over the past six years and have the utmost confidence in the Company's management to continue that success into the next decade. In addition to consulting with Scherer, I will be pursuing another buy-out or similar transaction."

Alex Erdeljan noted, "Jack and I have been partners for nine years, and we have operated in the role of Co-Chief Executive Officers of R.P. Scherer Corporation since 1989. We will certainly miss Jack, but understand his desire to pursue other opportunities, and wish him all the best in his future endeavors."

R.P. Scherer Corporation, an international developer and manufacturer of drug delivery systems, is the world's largest producer of soft gelatin capsules ("softgels"). The Company is currently developing and commercializing advanced drug delivery systems, including R.P. SCHERERSOL(TM), ZYDIS(R), PULSINCAP(R) and OPTIDYNE technologies. The Company's proprietary drug delivery systems improve the efficacy of drugs by regulating the dosage so as to ease administration, increase absorption, enhance bioavailability and control the time and place of release. The Company operates a global network of 20 facilities in 12 countries.